Exhibit 99

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES

LITIGATION REFORM ACT OF 1995

In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 (the Reform Act), Ball is hereby filing cautionary statements identifying important factors that could cause Ball’s actual results to differ materially from those projected in forward-looking statements of Ball. Forward-looking statements may be made in several different contexts; for example, in the quarterly and annual earnings news releases, the quarterly earnings conference calls hosted by the company, public presentations at investor and credit conferences, the company’s Annual Report and in annual and periodic communications with investors. The Form 10-Q may contain forward-looking statements. As time passes, the relevance and accuracy of forward-looking statements may change. You are advised to consult any further disclosures Ball makes on related subjects in our 10-K, 10-Q and 8-K reports to the Securities and Exchange Commission. The Reform Act defines forward-looking statements as statements that express or imply an expectation or belief and contain a projection, plan or assumption with regard to, among other things, future revenues, income, earnings per share, cash flow or capital structure. Such statements of future events or performance involve estimates, assumptions and uncertainties, and are qualified in their entirety by reference to, and are accompanied by, the following important factors that could cause Ball’s actual results to differ materially from those contained in forward-looking statements made by or on behalf of Ball.

Some important factors that could cause Ball’s actual results or outcomes to differ materially from those expressed or implied and discussed in forward-looking statements include, but are not limited to:

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Fluctuation in customer and consumer growth, demand and preferences, particularly during the months when the demand for metal beverage beer and soft drink cans is heaviest; loss of one or more major customers or suppliers or changes to contracts with one or more customers or suppliers; manufacturing overcapacity or under capacity; failure to achieve anticipated productivity improvements or production cost reductions including those associated with capital expenditures; changes in climate and weather; fruit, vegetable and fishing yields; interest rates affecting our debt; labor strikes and work stoppages; antitrust, intellectual property, consumer and other litigation; level of maintenance and capital expenditures; capital availability; economic conditions; and acts of war, terrorism or catastrophic events.

•	Competition in pricing and the possible decrease in, or loss of, sales resulting therefrom.

•	The timing and extent of regulation or deregulation; competition in each line of business; product development and introductions; and technology changes.

•	Ball’s ability or inability to have available sufficient production capacity in a timely manner.

•	Overcapacity in metal container industry production facilities and its impact on costs, pricing and financial results.

•	Regulatory action or federal, state, local or foreign laws, including mandatory deposit or restrictive packaging legislation such as recycling laws.

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Regulatory action or laws including tax, environmental, health and workplace safety, including in respect of climate change, or chemicals or substances used in raw materials or in the manufacturing process, particularly publicity concerning Bisphenol-A, or BPA, a chemical used in the manufacture of epoxy coatings applied to many types of containers (including certain of those products produced by the company).

•	Regulations and standards, including changes in generally accepted accounting principles or their interpretation.

•	Loss contingencies related to income and other tax matters, including those arising from audits performed by national and local tax authorities.

•	The availability and cost of raw materials, supplies, power and natural resources needed for the production of metal containers as well as aerospace products.

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Changes in senior management; increases and trends in various employee benefits and labor costs, including pension, medical and health care costs incurred in the countries in which Ball has operations; rates of return projected and earned on assets and discount rates used to measure future obligations and expenses of the company’s defined retirement plans; and changes in the company’s pension plans.

•	The ability or inability to pass on to customers changes in raw material cost, particularly steel and aluminum.

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The recent global recession, and its effects on liquidity, credit risk, asset values and the economy; international business and market risks (including foreign exchange rates or tax rates); political and economic instability in various markets, including the recent sell-off on global equity markets; restrictive trade practices of national governments; the imposition of duties, taxes or other government charges by national governments; exchange controls; uncertainties surrounding the United States government budget and debt limit; recent uncertainties surrounding sovereign debt of various  European countries, including Greece, Portugal, Spain and Italy, as well as Standard & Poor’s recent ratings downgrade of United States government debt.

•	Changes in foreign exchange rates of the currencies in the countries in which the company and its joint ventures carry on business.

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Undertaking successful and unsuccessful acquisitions, joint ventures and divestitures and the integration activities associated with acquisitions and joint ventures, including the recent disposition of our plastics business and the recent Aerocan S.A.S. acquisition.

•	The ability or inability to achieve technological and product extensions or new technological and product advances in the company’s businesses.

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Delays, extensions and technical uncertainties, as well as schedules of performance associated with contracts for aerospace products and services, and the success or lack of success of satellite launches and the businesses and governments associated with aerospace products, services and launches.

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The authorization, funding and availability and returns of government contracts and the nature and continuation of those contracts and related services provided thereunder, as well as the delay, cancellation or termination of contracts for the United States government, other customers or other government contractors.

•	Actual versus estimated business consolidation and investment exit costs and the estimated net realizable values of assets associated with such activities; and goodwill impairment.

•	Changes to unaudited results due to statutory audits of our financial statements or management’s evaluation of the company’s internal controls over financial reporting.